LEHMAN BROTHERS INSTITUTIONAL LIQUIDITY SERIES

                                   FORM OF
                  MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

     Lehman Brothers Institutional Liquidity Series ("Trust") hereby adopts this Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act") on behalf of its current series and any series that may commence operations in the future (each a "Series").

A.    GENERAL DESCRIPTION OF CLASSES OFFERED.

     Each Series shall have one or more of the following Classes, as may from time to time be created by the Board of Trustees of the Trust acting pursuant to the Trust Instrument.

     1. INVESTOR CLASS SHARES. Investor Class shares are sold to the general public, are available for purchase by broker-dealers, banks, financial advisers, workplace retirement programs, pension administrators and certain other investment providers (collectively, "Institutions") who act as record owners on behalf of their clients and customers (who are the beneficial owners or trusts holding on behalf of the beneficial owners) and are available for purchase by pension and profit-sharing plans (collectively, "Plans"). Investor Class shares also may be purchased directly from [Lehman Brothers, Inc.] or through a cash sweep program for investment advisory, brokerage, certain benefit plans and other accounts managed or established at Lehman Brothers or its affiliates ("Cash Sweep Program"). Investor Class shares are not available to those who qualify for Reserve Class shares or Institutional Class shares.

     Shareholders purchasing Investor Class shares are subject to the investment minimum requirements disclosed in the Series' prospectus, which may be waived from time to time as described in the prospectus.

     Shareholder services are provided to Investor Class shareholders by Neuberger Berman Management Inc. ("NBMI") and the transfer agent. Shareholder services are provided to Investor Class beneficial owners (or trusts holding on behalf of beneficial owners) by the Institutions through which they hold shares.

     2. RESERVE CLASS SHARES. Reserve Class shares are sold to the general public and are available for purchase by Institutions and by Plans. Reserve Class shares also may be purchased directly from [Lehman Brothers, Inc.] or through a Cash Sweep Program. Reserve Class shares are not available to those who qualify for Institutional Class shares.

     Shareholders purchasing Reserve Class shares are subject to the investment minimum requirements disclosed in the Series' prospectus, which may be waived from time to time as described in the prospectus.

     Shareholder services are provided to Reserve Class shareholders by NBMI and the transfer agent. Shareholder services are provided to Reserve Class beneficial owners (or trusts holding on behalf of beneficial owners) by the Institutions through which they hold shares.

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     3. INSTITUTIONAL  CLASS SHARES.  Institutional Class shares are sold to the general public, are available for purchase by Institutions and by Plans. Investor Class shares also may be purchased directly from [Lehman Brothers, Inc.] or through a Cash Sweep Program.

     Shareholders purchasing Investor Class shares are subject to the investment minimum requirements disclosed in the Series' prospectus, which may be waived from time to time as described in the prospectus.

     Shareholder services are provided to Institutional Class shareholders by NBMI and the transfer agent. Shareholder services are provided to Institutional Class beneficial owners (or trusts holding on behalf of beneficial owners) by the Institutions through which they hold shares.

B.    CLASS DIFFERENCES.

     1. Each class of shares of each Series shall represent interests in the same portfolio of investments of the Series and shall be identical in all respects, and except as otherwise set forth in this Plan, shall differ solely with respect to: (i) arrangements for shareholder and distribution services, or both, as provided for in Section B.2 of this Plan; (ii) the exclusive right of a class to vote on certain matters relating to any Shareholder Servicing Plan or Plan of Distribution adopted by the Trust with respect to such class; (iii) such differences relating to purchase minimums, sales charges and eligible investors as may be set forth in the prospectuses and Statement of Additional Information of the Series; (iv) the differences in any exchange privileges or conversion features of the classes of Shares in effect from time to time; and (v) the designation of each class of shares.

     2. Each class of shares of each Series shall have a different arrangement for shareholder and distribution services, or both, as follows:

     Investor Class shares are subject to no front-end or back-end sales load. Investor Class shares pay a fee for administration and certain shareholder services at an annual rate of 0.15% of average daily net assets [plus an amount approved by the Trust's Board of Trustees for certain technology costs, as set forth in the Administration Agreement for the Class]. Investor Class shares of a Series pay a fee for distribution and shareholder services at an annual rate of up to 0.15% of average daily net assets pursuant a Distribution and Shareholder Services Plan pursuant to Rule 12b-1 under the 1940 Act.

     Reserve Class shares are subject to no front-end or back-end sales load. Reserve Class shares pay a fee for administration and shareholder services at an annual rate of 0.08% of average daily net assets [plus an amount approved by the Trust's Board of Trustees for certain technology costs, as set forth in the Administration Agreement for the Class]. Reserve Class shares of a Series pay a fee for distribution and shareholder services at an annual rate of up to 0.05% of average daily net assets pursuant a Distribution and Shareholder Services Plan pursuant to Rule 12b-1 under the 1940 Act.

     Institutional Class shares are subject to no front-end or back-end sales load and pay no distribution fee. Institutional Class shares pay a fee for administration and certain shareholder services at an annual rate of 0.05% of average daily net assets [plus an amount approved by the Trust's Board of

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Trustees  for  certain  technology  costs,  as set  forth in the  Administration
Agreement for the Class]. Each Series has adopted a Distribution and Shareholder Services Plan for Institutional Class shares pursuant to Rule 12b-1 under the 1940 Act, which provides for payments at an annual rate of up to __ basis points; however, the Board has not currently authorized any payments pursuant to that plan.

C.    EXPENSE ALLOCATIONS OF EACH CLASS.

     1. Certain expenses may be attributable to a particular Class of shares ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class. Fees and expenses that are not Class Expenses are allocated among the Classes on the basis of their respective net asset values.

     In addition to the administration, service and distribution fees described above, each Class also could pay a different amount of the following other expenses:

            (a) transfer agent fees identified as being attributable to a specific Class of shares;

            (b) stationery, printing, postage and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific Class of shares;

            (c)   Blue Sky fees incurred by a specific Class of shares;

            (d) SEC registration fees incurred by a specific Class of shares;

            (e) Trustees' fees or expenses incurred as a result of issues relating to a specific Class of shares;

            (f)   accounting  expenses  relating  solely  to a  specific
                  Class of shares;

            (g) auditors' fees, litigation expenses and legal fees and expenses relating to a specific Class of shares;

            (h) expenses incurred in connection with shareholders meetings as a result of issues relating to a specific Class of shares;

            (i) expenses incurred in connection with organizing and offering to investors a new Class of shares; and

            (j) other expenses incurred attributable to a specific Class of shares.

     2. NBMI may agree to waive the fees and/or reimburse the Class Expenses of any Class of any Series.

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     3. NBMI may agree to waive the fees and/or reimburse the non-Class Expenses of any Series. Such waiver or reimbursement will be allocated to each Class of the Series in the same proportion as the fee or expense being waived or reimbursed.

B.    EXCHANGE PRIVILEGES

     Any Class of shares of any Series may be exchanged for any Class of shares of any other Series, provided the investor qualifies for shares of the Class being exchanged into and provided the conditions of exchange set forth in the prospectuses and statement of additional information ("SAI") of each Series involved in the exchange are complied with.

C.    CONVERSION FEATURES

     There are no conversion features among the Classes.

D.    ADDITIONAL INFORMATION

     The prospectus and SAI for each Class may contain additional information about the Classes and the Trust's multiple class structure; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the Classes set forth in this Plan, as it may be amended from time to time.

E.    EFFECTIVE DATE; AMENDMENTS

     This Plan is effective on December 20, 2004. Before any material amendments can be made to this Plan, a majority of the Board of Trustees of the Trust, and a majority of the Trustees who are not interested persons of the Trust (as defined in Section 2(a)(19) of the 1940 Act) must find that the Plan as proposed to be amended, including the expense allocation, is in the best interests of each Class individually and the Trust as a whole.


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